Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (the “Registration Statement”) of Kandi Technologies Group Inc. (the “Company”) of our report dated March 16, 2023, relating to the consolidated financial statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the year ended December 31, 2022, appearing in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2022. We also consent to be reference to our Firm under the “Experts” section in this Registration Statement.

/s/ Kreit & Chiu CPA LLP

Los Angeles, California

August 1, 2025